Exhibit 4.19

May 18, 2017

To: Shanghai Zhongmin Supply Chain Management Co., Ltd. (the “VIE Entity”)

To Whom It May Concern:

To ensure the cash flow requirements of the VIE entity’s operations are met and/or to set off any loss accrued during such operations, the undersigned, JMU Limited. (the “Company”), is obligated and hereby undertakes to provide unlimited financial support to the VIE Entity, to the extent permissible under the applicable PRC laws and regulations, whether or not any such operational loss is actually incurred. The form of financial will not request repayment of the loans or borrowings if the VIE Entity or its shareholders do not have sufficient funds or are unable to repay.

The undersigned agrees and acknowledges such undertaking shall be irrevocable and continuously valid from the first time of the VIE agreements were signed (May 13, 2015) until the earlier of (1) the date on which all of the equity interests of the VIE Entity have been acquired directly or indirectly by the Company or its designated representative (individual or legal person); or (2) the date of unilateral termination by the Company, at its sole and absolution discretion, by giving thirty (30) days prior written notice to the VIE Entity of its intention to terminate this letter.

Please confirm receipt of this letter by returning a signed copy of this letter to the undersigned.

JMU Limited

/s/ Xiaoxie Zhu
Name: Xiaoxia Zhu
Title: Authorized Signatory